EXHIBIT 21.1



EXHIBIT 21.1
List of Subsidiaries


                     Subsidiaries of Waste Industries, Inc.


Waste Industries South, Inc.
Waste Industries East, Inc.
Kabco, Inc.
Dumpsters, Inc.
Waste Industries of Tennessee, LLC
ECO Services, Inc.
Waste Industries of Georgia, Inc.
TransWaste Services, Inc.
Air Cargo Services, Inc.
Reliable Trash Service, Inc.
Railroad Avenue Disposal, Inc.
Curb Appeal New Home Services, Inc.